EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Auris Medical Holding AG (formerly Auris Medical AG):

We consent to the incorporation by reference in the registration statements (No. 333-200805 and 333-198037) on Form S-8 of Auris Medical Holding AG of our report dated March 18, 2014, with respect to the consolidated statement of financial position of Auris Medical AG and subsidiaries as of December 31, 2013, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows, for each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 20-F of Auris Medical Holding AG.

KPMG AG

/s/ Martin Rohrbach	/s/ Charles Errico
Martin Rohrbach	Charles Errico

Zurich, Switzerland
March 30, 2015